Pursuant to a Board approved vote on October 18, 2007, Fidelity Fixed-Income Trust commenced a new series of shares, Fidelity Dynamic Strategies Fund, and new classes of shares, Advisor Dynamic Strategies Fund (Class A, Class, T, Class, B, Class C and Institutional Class) on November 6, 2007.